Notice of Voluntary Delisting
In accordance with SEC rules regarding the delisting of securities on any exchange, as required by Exchange Act
Rule 12d2-2 ( c) (3) the CHX provides
the following information.The Chicago Stock
Exchange (CHX) has received
notice from Merrill Lynch & Co, Inc.
(MER) requesting the voluntary delisting of their common stock, from listing and registration. Delisting proceedings have begun.
MER will cease public trading effective
January 1, 2009.For further information, please contact the Listing Department at 312 663 2581

Listing Contact Information
Eileen Daut
The Chicago Stock Exchange
440 S. LaSalle Street
Chicago, IL 60605
312.663.2581
edaut@chx.com